Exhibit 99.1

MRV Announces Second Quarter Fiscal Year 2010 Financial Results

CHATSWORTH, CA — August 9, 2010 — MRV COMMUNICATIONS, INC. (Pink Sheets: MRVC), today announced financial results for its second quarter ended June 30, 2010.

Revenue for the second quarter grew to $122.2 million, an increase of 12 percent when compared with revenue of $109.1 million in the preceding quarter and an increase of 16 percent compared with $104.9 million reported in the second quarter of the prior year.

Second quarter 2010 gross margin was 34 percent, compared with 36 percent in the prior quarter and 29 percent reported in the second quarter of 2009.

The company reported net income from continuing operations attributed to MRV stockholders of $3.0 million in the second quarter of 2010, or $0.02 per diluted share, which included share-based compensation charges of $0.5 million, depreciation and amortization of $2.5 million and a $1.4 million reserve accrual related to pending patent litigation. This compares with net income from continuing operations attributable to MRV of $3.6 million, or $0.02 per share in the prior quarter. The prior quarter net income included share-based compensation charges of $0.4 million, and depreciation and amortization of $2.4 million. Net loss from continuing operations attributed to MRV stockholders was $6.0 million, or $0.04 per share, in the second quarter of 2009, which included share-based compensation charges of $0.4 million, and depreciation and amortization of $2.4 million.

“MRV’s consolidated revenue grew 12 percent year-over-year, due to strong growth in its Optical Components group, Source Photonics,” commented Dilip Singh, chief executive officer of MRV.  “Although we have made some progress with our businesses and all three of our operating segments reported positive operating income, we need to strategically focus on expanding our market share and operating margin in the Network Equipment segment and improving the Network Integration segment’s gross margin profile.  That being said, we are encouraged by the opportunities we see to improve our market share globally and to leverage our optical communications know-how to build sustainable growth, and to deliver consistent profitability and shareholder value.”

Operating Segment Results

The Network Equipment group reported revenue of $28.9 million, compared with $30.0 million in the prior quarter and $23.3 million in the second quarter of 2009.

The Network Integration group reported revenue of $33.5 million, compared with $32.7 million in the prior quarter, and $33.7 million in the second quarter of fiscal 2009.

The Optical Components group, consisting primarily of Source Photonics, Inc., reported revenue of $64.3 million in the second quarter 2010, compared with $49.5 million in the prior quarter and $50.1 million in the second quarter of 2009.

Conference Call

MRV will host a conference call to discuss its second quarter financial results today at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). For parties in the United States and Canada, call 888-549-7735 to access the conference call. International parties can access the call at 480-629-9858. MRV will offer its live audio broadcast of the conference call, along with the financial presentation, on the MRV Investor website at http://ir.mrv.com. For replay information, please visit the MRV Investor website.

Forward-Looking Statements

This press release contains statements regarding future financial and operating results of MRV, management’s assessment of business trends, and other statements about management’s future expectations, beliefs, goals, plans or prospects and those of the market segments in which MRV is engaged that are based on management’s current expectations, estimates, forecasts and projections about MRV and its consolidated businesses and the respective market segments in which MRV’s businesses operate, in addition to management’s assumptions. Statements in this press release regarding MRV’s future financial and operating results, which are not statements of historical facts, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “envisions,” “estimates,” “targets,” “intends,” “plans,” “believes,” “seeks,” “should,” “could”, “forecasts,” “projects,” variations of such words and similar expressions, are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance or that the events anticipated will occur or that expected conditions will remain the same or improve.  These statements involve certain risks, uncertainties and assumptions, the likelihood of which are difficult to assess and may not occur, including risks that each of its business segments may not make the expected progress in its respective market, or that management’s long-term strategy may not achieve the expected results. Other risks and uncertainties relate to delayed lead times in receiving components and delivery times to customers due to short-term capacity constraints, potential changes in relationships with MRV’s customers and suppliers and their financial condition, MRV’s success in developing, introducing and shipping product enhancements and new products, competition in our market segments, market acceptance of new products, continued market acceptance of existing products and continued success in selling the products of other companies, product price discounts, the timing and amount of significant orders from customers, obsolete inventory or product returns, warranty and other claims on products, the continued ability of MRV to protect its intellectual property rights and avoid onerous licensing fees, changes in product mix, maturing product life cycles, implementation of operating cost structures that align with revenue growth, political instability in areas of the world in which MRV operates or sell its products and services, currency fluctuations, changes in accounting rules, general economic conditions, changes in economic conditions specific to our market segments, risks of manufacturing and maintaining intellectual property rights in Asia, maintenance of our inventory and production backlog, and litigation, including but not limited to MRV’s historical stock option granting practices, its acquisition of Fiberxon, Inc. and patent infringement claims by others.  Therefore, actual outcomes, performance and results may differ from what is expressed or forecast in such forward-looking statements, and such differences may vary materially from current expectations.

For further information regarding risks and uncertainties associated with MRV’s businesses, please refer to the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and “Risk Factors” sections of MRV’s SEC filings, including, but not limited to, its annual report on Form 10-K/A for the year ended December 31, 2009, and its quarterly report on Form 10-Q for the period ended June 30, 2010, copies of which may be obtained by contacting MRV’s investor relations department or at MRV’s website at www.mrv.com or from the SEC’s EDGAR website at www.sec.gov.

All information in this release is as of August 9, 2010.  MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV’s expectations.

About MRV Communications, Inc.

MRV Communications, Inc. is a leading networking company with a full line of packet-optical transport (“POTS”), carrier Ethernet, 40G and out-of-band networking equipment, services and optical components for high-speed carrier and enterprise networks and specialized aerospace, defense and other communications networks. MRV’s networking business provides equipment for commercial customers, governments and telecommunications service providers. MRV markets and sells its products worldwide, with operations in Europe that provide network system design, integration and distribution. The company’s optical components business provides optical communications components for access and Fiber-to-the-Premises applications and operates under the Source Photonics brand. For more information about MRV and its products, please call (818) 773-0900, or visit www.mrv.com and www.sourcephotonics.com.

Investor Relations	The Blueshirt Group for MRV
MRV Communications, Inc.	Maria Riley
Investor Relations	(415) 217-2631
(818) 886-MRVC (6782)	maria@blueshirtgroup.com
ir@mrv.com

MRV Communications, Inc.

Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Year To Date
	Jun 30, 2010	Jun 30, 2009	Jun 30, 2010	Jun 30, 2009
	(Unaudited)
Revenue	$122,224	$104,943	$231,299	$208,543
Cost of goods sold	80,573	74,927	150,030	157,948
Gross profit	41,651	30,016	81,269	50,595
Gross margin	34%	29%	35%	24%

Operating expenses:
Product development and engineering	9,144	8,433	18,872	17,578
Selling, general and administrative	25,061	22,874	48,285	48,284
Amortization of intangibles	564	564	1,128	1,128
Total operating expenses	34,769	31,871	68,285	66,990
Operating income (loss)	6,882	(1,855)	12,984	(16,395)

Interest expense	(814)	(746)	(1,468)	(1,597)
Other income (expense), net	536	(1,260)	1,129	1,136
Income (loss) from continuing operations before income taxes	6,604	(3,861)	12,645	(16,856)
Provision (benefit) for income taxes	3,237	1,557	4,936	3,424
Income (loss) of continuing operations	3,367	(5,418)	7,709	(20,280)

Income from discontinued operations, net of income taxes	—	267	—	338

Net income (loss)	3,367	(5,151)	7,709	(19,942)
Less:
Net income from continuing operations attributable to noncontrolling interests	400	569	1,120	1,118
Net income from discontinued operations attributable to noncontrolling interests	—	12	—	10
Net income (loss) attributable to MRV	$2,967	$(5,732)	$6,589	$(21,070)

Net income (loss) from continuing operations attributable to MRV	$2,967	$(5,987)	$6,589	$(21,398)
Net income (loss) from discontinued operations attributable to MRV	$—	$255	$—	$328

Net income (loss) attributable to MRV per share - basic:
From continuing operations:	$0.02	$(0.04)	$0.04	$(0.14)
From discontinued operations:	$—	$—	$—	$—
Net income (loss) per share - basic (1)	$0.02	$(0.04)	$0.04	$(0.13)

Net income (loss) attributable to MRV per share - diluted:
From continuing operations:	$0.02	$(0.04)	$0.04	$(0.14)
From discontinued operations:	$—	$—	$—	$—
Net income (loss) per share - diluted (1)	$0.02	$(0.04)	$0.04	$(0.13)

Weighted average number of shares:
Basic	157,684	157,530	157,657	157,489
Diluted	158,621	157,530	158,552	157,489

(1) Amounts may not add due to rounding.

MRV Communications, Inc.

Balance Sheets

(In thousands)

	June 30,	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$36,191	$55,909
Short-term marketable securities	32,740	17,879
Restricted time deposits	18,940	18,680
Accounts receivable, net	112,632	103,247
Inventories	81,571	61,803
Deferred income taxes	2,868	3,217
Other current assets	27,370	35,492
Current assets from discontinued operations held for sale	—	42,705
Total current assets	312,312	338,932
Property and equipment, net	26,997	23,723
Goodwill	23,882	25,707
Intangibles, net	6,175	7,303
Deferred income taxes, net of current portion	—	185
Other assets	3,943	4,969
Total assets	$373,309	$400,819

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$78,711	$60,552
Accrued liabilities	32,669	36,003
Short-term debt	51,646	66,088
Deferred consideration payable	5,062	8,012
Deferred revenue	16,724	14,048
Other current liabilities	4,962	4,615
Current liabilities from discontinued operations held for sale	—	27,109
Total current liabilities	189,774	216,427
Other long-term liabilities	8,028	7,322
Commitments and contingencies
Total MRV stockholders’ equity	169,653	170,351
Non-controlling interests	5,854	6,719
Total Equity	175,507	177,070
Total liabilities and stockholders’ equity	$373,309	$400,819